Exhibit 21.1

List of Subsidiaries of Galileo NewCo Limited

Entity Name	Jurisdiction
Genius Merger Sub, Inc.	Delaware
Maven Topco Limited	Guernsey
Maven Midco Limited	UK
Maven Debtco Limited	UK
Maven Bidco Limited	UK
Genius Sports Group Limited	UK
Genius Sports Holdings Limited	UK
Betgenius Limited	UK
Genius Sports Media Limited	UK
Genius Sports Limited	UK
Genius Sports Services Limited	UK
Betgenius ANZ Pty Ltd.	Australia
Genius Sports Media Inc	US
Sportzcast Inc.	US
Data Project SRL	Italy
Sport Integrity Monitor Limited	UK
Genius Sports ANZPty Ltd	Australia
Genius Sports Esportivos LTDS	Brazil
Genius Sports CH Sàrl	Switzerland
Genius Sports Asia Pte Ltd	Singapore
Oppia Performance BVBA	Belgium
Genius Sports Danmark ApS	Denmark
Genius Sports Services	Colombia
Genius Sports Services Eesti Oü	Estonia
Genius Sports LT	Lithuania
Genius Sports Network ApS	Denmark
Genius Sports Services EOOD	Bulgaria